Exhibit 3.01

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                     OTHER SPECIAL RIGHTS OF PREFERRED STOCK
                         AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                   5 1/2% SERIES D CONVERTIBLE PREFERRED STOCK

                                       OF

                       ADELPHIA COMMUNICATIONS CORPORATION

                                   ----------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                                                    ----------

         Adelphia Communications Corporation, a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Series D Preferred Stock Committee (the "Committee") of the Board of Directors of the Company (the "Board of Directors") at a meeting held on April 26, 1999, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

         RESOLVED, that pursuant to the authority vested in the Committee by the Board of Directors and by the Certificate of Incorporation, the Committee does hereby designate, create, authorize and provide for the issue of a series of preferred stock having a par value of $.01 per share, with a liquidation preference of $200.00 per share subject to adjustment as provided in Section 7 hereof (the "Liquidation Preference") which shall be designated as 5 1/2% Series D Convertible Preferred Stock (the "Convertible Preferred Stock") consisting of 2,875,000 shares, no shares of which have heretofore been issued by the Company, having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

         1. Ranking. The Convertible Preferred Stock shall rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (i) senior to the Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"), the Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") and to each other class or series of stock of the Company (including any series of preferred stock

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established after April 26, 1999 by the Board of Directors) the terms of which do not expressly provide that it ranks senior to or on a parity with the Convertible Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Securities"); (ii) on a parity with the Company's 13% Series B cumulative exchangeable preferred stock, par value $.01 per share (the "Series B Exchangeable Preferred Stock") and the Company's 8-1/8% Series C cumulative convertible preferred stock, par value $.01 per share (the "Series C Cumulative Preferred Stock" and, together with the Series B Exchangeable Preferred Stock, the "Preferred Stock"), except that no cash dividend distributions nor any distributions may be declared or paid on, nor any redemptions made with respect to the Series B Exchangeable Preferred Stock or the Convertible Preferred Stock unless full cumulative dividends have been paid on all outstanding shares of Series C Cumulative Preferred Stock for all prior dividend periods; and (iii) junior to any equity security, the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Equity Securities"). The Convertible Preferred Stock shall constitute "Parity Securities" under the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof for the Series B Exchangeable Preferred Stock and the Series C Cumulative Preferred Stock as defined therein.

         2.       Dividends.

         (A) The holders of shares of the Convertible Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cash dividends, accruing from the date of issuance (the "Convertible Preferred Stock Issue Date") or the most recent Dividend Payment Date on which dividends have been paid at the rate per annum of 5 1/2% of the Liquidation Preference per share (initially equivalent to $11.00 per annum per share of Convertible Preferred Stock), payable quarterly in arrears on each May 1, August 1, November 1 and February 1, commencing on August 1, 1999 (each a "Dividend Payment Date"). If any such date is not a Business Day, such payment shall be made on the next succeeding Business Day. In either case such payments shall be made to the holders of record as of a date preceding the Dividend Payment Date as determined by the Board of Directors (each, a "Record Date"). Dividends payable on the Convertible Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis.

         (B) On each Dividend Payment Date all dividends which shall have accrued on each share of Convertible Preferred Stock outstanding on such Dividend Payment Date shall accumulate and be deemed to become "due" whether or not there shall be funds legally available for payment thereof and whether or not dividends are declared. Any dividend which shall not be paid on the Dividend Payment Date on which it shall become due (whether because of the absence of legally available funds for the payment thereof or otherwise) shall be deemed to be "past due" until such dividend shall be paid or until the share of Convertible Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur. No interest, sum of money in lieu of interest, or other property or securities shall be payable in

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respect of any dividend payment or payments which are past due. Dividends paid on shares of Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         (C) If dividends are not paid in full, or declared in full and sums set aside for the payment thereof, upon the Convertible Preferred Stock and any equity security, the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"), subject to the prior rights of holders of any Senior Equity Securities and the Series C Cumulative Preferred Stock, all dividends declared upon shares of the Convertible Preferred Stock and such Parity Securities will when, as and if declared, be declared pro rata so that in all cases the amount of dividends declared and paid per share on the Convertible Preferred Stock and such Parity Securities will bear to each other the same ratio that accumulated dividends per share on the shares of Convertible Preferred Stock and such Parity Securities bear to each other. Except as set forth above, unless full cumulative dividends on the Convertible Preferred Stock have been paid, or declared and sums set aside for the payment thereof, dividends (other than in Common Stock or other Junior Securities) may not be paid, or declared and sums set aside for payment thereof, and other distributions may not be made upon the Common Stock or other Junior Securities; and no shares of Common Stock nor any other Junior Securities may be redeemed, purchased or otherwise acquired for any consideration by the Company (except by conversion into or exchange for other Junior Securities and except for capital stock acquired by the Company in connection with the payment of any amounts upon the exercise of the Company's stock options).

         (D) Dividends on the Convertible Preferred Stock shall accrue without interest whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate.

         (E) Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with any liquidation, winding-up or dissolution of the Company.

         3.       Conversion.

         (A) Subject to and upon compliance with the provisions of this Section 3, each share of Convertible Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after the close of business on the date immediately prior to the Redemption Date (as defined herein), unless the Company shall default in payment due upon redemption thereof), into that number of fully paid and non-assessable shares of Class A Common Stock (calculated as to each conversion to the nearest 1/100,000th of a share) obtained by dividing $200.00 by the Conversion Price in effect at such time and by surrender of the

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certificate or certificates representing such shares so to be converted in the manner provided in Section 3(B).

         (B) To convert Convertible Preferred Stock, the holder of one or more shares of Convertible Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at any of the offices or agencies to be maintained for such purpose by the Company accompanied by the funds, if any, required by the last paragraph of this Section 3(B) and shall give written notice of conversion in the form provided on such shares of Convertible Preferred Stock (or such other notice as is acceptable to the Company) to the Company at such office or agency that the holder elects to convert the shares of Convertible Preferred Stock specified in said notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Class A Common Stock which shall be issuable in such conversion shall be issued. Each certificate representing a share of Convertible Preferred Stock surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such share is registered, be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or his duly authorized attorney and an amount sufficient to pay any transfer or similar tax. As promptly as practicable after the surrender of certificates representing such shares of Convertible Preferred Stock and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the Company shall issue and shall deliver at such office or agency to such holder, or as designated in such holder's written instructions, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares of Convertible Preferred Stock in accordance with the provisions of this Section 3 and a check or cash in respect of any fractional interest in a share of Class A Common Stock arising upon such conversion, as provided in Section 3(C).

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates representing such shares of Convertible Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which certificates representing such shares of Convertible Preferred Stock shall have been surrendered and such notice received by the Company.

         Holders of Convertible Preferred Stock at the close of business on a Record Date will be entitled to receive an amount equal to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Record Date and prior to such Dividend Payment Date; provided, however, that Convertible Preferred Stock surrendered

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for conversion during the period between the close of business on any Record
Date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Redemption Date during such period or coinciding with such Dividend Payment Date, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Convertible Preferred Stock on a Record Date who (or whose transferee) tenders any such shares for conversion into shares of Class A Common Stock on such Dividend Payment Date will receive the dividend payable by the Company on such shares of Convertible Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Convertible Preferred Stock for conversion. Except as provided herein, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Class A Common Stock issued upon such conversion.

         (C) No fractional shares or scrip representing fractions of shares of Class A Common Stock shall be issued upon conversion of Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the Liquidation Preference for each such share so surrendered. In lieu of any fractional interest in a share of Class A Common Stock which would otherwise be deliverable upon the conversion of any shares of Convertible Preferred Stock, the Company shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the closing price (as defined in Section 5 hereof) on the Business Day next preceding the day of conversion multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

         (D) The "Conversion Price" shall mean and be $81.45, subject to adjustment from time to time by the Company as follows:

                  (i) In case the Company shall (a) pay a dividend or make a distribution in shares of Common Stock on its Class A Common Stock, (b) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (c) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (d) issue by reclassification of its Class A Common Stock any shares of capital stock of the Company, then in each such case the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock or other capital stock of the Company which such holder would have owned or been entitled to receive immediately following such action had such share of Convertible Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Class A Common Stock and other capital stock of the Company, the Board

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         of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Company with the Transfer Agent) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Class A Common Stock and other capital stock.

                  (ii) In case the Company shall issue rights or warrants to all holders of its outstanding shares of Class A Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (as determined pursuant to subsection (iv) of this Section 3(D)) of the Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Company in effect at the time hereof or any other similar plan adopted or implemented hereafter), then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date by a fraction of which the numerator shall be the number of shares of Class A Common Stock outstanding on the record date plus the number of shares which the aggregate proceeds to the Company from the exercise of such rights or warrants would purchase at such current market price, and of which the denominator shall be the number of shares of Class A Common Stock outstanding on the record date plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made successively whenever any rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Company with the Transfer Agent).

                  (iii) In case the Company shall, by dividend or otherwise, distribute to all holders of its outstanding Class A Common Stock any capital stock (other than Common Stock), evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase securities of the Company (excluding rights and warrants referred to in subsection
         (ii) of this Section 3(D) and dividends or distributions payable in stock for which adjustment is made pursuant to subsection (i) of this

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         Section 3(D) and dividends and distributions paid in cash out of the retained earnings of the Company and distributions upon mergers or consolidations to which Section 3(H) applies), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effective immediately prior to the record date of such distribution by a fraction of which the numerator shall be the current market price per share as determined pursuant to subsection (iv) of this Section 3(D) of the Class A Common Stock less the fair market value on such record date (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed by the Company with the Transfer Agent) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Class A Common Stock or of such subscription rights or warrants applicable to one share of Class A Common Stock, and of which the denominator shall be such current market price per share of Class A Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                  The occurrence of a distribution or the occurrence of any other event as a result of which holders of Convertible Preferred Stock shall not be entitled to receive rights, including exchange rights (the "Rights"), pursuant to any stockholders protective rights agreement (the "Rights Agreement") that may be adopted by the Company as if such holders had converted such shares into Class A Common Stock immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of securities for the purpose of any Conversion Price adjustment pursuant to this subparagraph (iii) or otherwise give rise to any Conversion Price adjustment pursuant to this Section 3; provided, however, that in lieu of any adjustment to the Conversion Price as a result of any such a distribution or occurrence, the Company shall make provision so that Rights, to the extent issuable at the time of conversion of any shares of Convertible Preferred Stock into shares of Class A Common Stock, shall issue and attach to such shares of Class A Common Stock then issued upon conversion in the amount and manner and to the extent and as provided in the Rights Agreement in respect of issuances at the time of Class A Common Stock other than upon conversion.

                  (iv) For the purpose of any computation under subsections (ii) and (iii) of this Section 3(D), the current market price per share of Class A Common Stock on any date shall be deemed to be the average of the closing price (as defined in Section 5(B) hereof) of the Class A Common Stock for the shorter of (a) 20 consecutive trading days (as defined in Section 5) ending on the last full trading day prior to the Time of Determination or (b) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of (I) the record date for determining stockholders entitled to receive the rights, warrants or distributions referred to in Section 3(D)(ii) and (iii) or (II) the commencement of "ex-dividend" trading on the exchange or market referred to in the definition of "closing price."

                  For the purpose of any computation under subsections (ii) and
         (iii) of this Section 3(D), the current market price per share of Class B Common Stock on any date shall be as determined by an independent investment banking or appraisal firm of recognized national standing.

                  (v) In any case in which this Section 3(D) shall require that an adjustment be made immediately following a record date or an effective date the Company may elect to defer (but only until the filing by the Company with the Transfer Agent of the certificate required by subsection (vii) of this Section 3(D)) issuing to the holder of any share of Convertible Preferred Stock converted after such record date or effective date the shares of Class A Common Stock issuable upon such conversion over and above the shares of Class A Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and paying to such holder any amount of cash in lieu of a fractional share.

                  (vi) Notwithstanding anything to the contrary contained in this Section 3, no adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least one percent of such price; provided, however, that any adjustment which by reason of this subsection (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3(D) shall be made to the nearest cent or to the nearest 1/100,000th of a share, as the case may be. Anything in this Section 3(D) to the contrary notwithstanding, the Company shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 3(D), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and (iii) above, the Conversion Price shall not be adjusted for the issuance of Class A Common Stock, or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

                  (vii) Whenever the Conversion Price is adjusted as herein provided, (A) the Company shall promptly file with the Transfer Agent a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (B) the Company shall also mail or cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Convertible Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price. The Transfer Agent shall not be under any duty or responsibility with respect to the certificate required by this subsection (vii) except to exhibit the same to any holder of shares of Convertible Preferred Stock who requests to inspect it.
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                  (viii) In the event that at any time, as a result of an
         adjustment made pursuant to subsection (i) of this Section 3(D), the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Company other than shares of Class A Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Common Stock contained in this Section.

                  (ix) The Company from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Company shall mail to holders of record of shares of Convertible Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

         (E)      In Case:

                  (i) the Company shall take any action which would require an adjustment in the Conversion Price pursuant to Section 3(D); or

                  (ii) the Company shall authorize the granting to the holders of its Class A Common Stock generally of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights (other than Rights to which the second paragraph of subparagraph (D)(iii) of this Section 3 applies); or

                  (iii) there shall be any reorganization or reclassification of the Class A Common Stock (other than an event to which subparagraph
         (D)(i) of this Section 3 applies) or any merger or consolidation to which the Company is a party or any sale or transfer of all or substantially all of the property and assets of the Company, in each case for which approval of any stockholders of the Company is required; or

                  (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in each such case the Company shall cause to be given to the holders of shares of Convertible Preferred Stock and the Transfer Agent as promptly as possible, but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such distribution, rights or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, merger, consolidation, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity or the proceedings described in subsection (i), (ii), (iii) or (iv) of this Section 3(E).

         (F) The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Class A Common Stock or its issued shares of Class A Common Stock held in its treasury, or both, for the purpose of effecting conversions of shares of Convertible Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Class A Common Stock deliverable upon conversion above the number thereof previously reserved and available therefor, the Company shall take all such action so required. For purposes of this Section 3(F), the number of shares of Class A Common Stock which shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all outstanding shares of Convertible Preferred Stock were held by a single holder.

         Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Class A Common Stock deliverable upon conversion of the shares of Convertible Preferred Stock, the Company shall take any corporate action (including shareholder action) which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Conversion Price.

         (G) The Company shall pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Class A Common Stock upon conversion of shares of Convertible Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the shares of Convertible Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

         (H) Notwithstanding any other provision herein to the contrary, in case of any merger or consolidation to which the Company is a party (other than a merger or consolidation in which the Company is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another entity), or in the case of any sale or transfer of all or substantially all of the Company's property and assets to another entity, or in the case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), there will be no adjustment of the Conversion Price, and lawful provision shall be made by the entity formed by such consolidation or the entity whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Class A Common Stock immediately prior to the merger or consolidation, or the entity which shall have acquired such assets of the Company, such that each share of Convertible Preferred Stock then outstanding will, without the consent of the holder thereof become convertible into the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Class A Common Stock into which such share of Convertible Preferred Stock was convertible immediately prior to such merger, consolidation, sale or transfer assuming such holder of Class A Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer. In the case of a cash merger of the Company into another entity or any other cash transaction of the type mentioned in this Section 3(H), each share of Convertible Preferred Stock will thereafter be convertible at the Conversion Price in effect at such time into the same amount of cash per share into which each share of Convertible Preferred Stock would have been convertible had such share been converted into Class A Common Stock immediately prior to the effective date of such cash merger or transaction.

         The above provisions of this Section 3(H) shall similarly apply to successive mergers, consolidations, sales or transfers.

         (I) The Company covenants that all shares of Class A Common Stock which may be delivered upon conversion of shares of Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable.

         The Company covenants that if any shares of Class A Common Stock to be provided for the purpose of conversion of shares of Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be validly issued upon conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

         The Company further covenants that so long as the Class A Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or the Nasdaq National Market, the Company will, if permitted by the rules of such exchange or market, list and keep listed so long as the Class A Common Stock shall be so listed on such exchange or market, all Class A Common Stock issuable upon conversion of the shares of Convertible Preferred Stock.

         4. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, subject to the rights of the Company's creditors and holders of Senior Equity Securities, each holder of shares of the Convertible Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Convertible Preferred Stock held by such holder, plus an amount equal to accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution or winding-up before any distribution is made on any Junior Securities, including, without limitation, the Common Stock. After payment in full of the Liquidation Preference and an amount equal to all accrued and unpaid dividends, if any, to which holders of Convertible Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Convertible Preferred Stock, the Preferred Stock and any Parity Securities (including the Series B Exchangeable Preferred Stock) are not paid in full, the holders of the Convertible Preferred Stock, the Preferred Stock and any Parity Securities (including the Series B Exchangeable Preferred Stock) will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends, if any, to which each is entitled. However, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company, or the consolidation or merger of the Company with or into one or more Persons will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company.

         The holder of any shares of Convertible Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 4 until such holder shall cause to be delivered to the Company (i) the certificate(s) representing such shares of Convertible Preferred Stock and (ii) transfer instrument(s) satisfactory to the Company and sufficient to transfer such shares of Convertible Preferred Stock to the Company free of any adverse interest. As in the case of the Redemption Price referred to below, no interest shall accrue on any payment upon liquidation after the date thereof.

         5.       Optional Redemption.

         (A) The Company may not redeem the Convertible Preferred Stock prior to May 1, 2002. Subject to the requirement of legally available funds therefor, the Convertible Preferred Stock may be redeemed, in whole or from time to time in part, at the option of the Company on or after May 1, 2002, on any date set by the Board of Directors, for shares of Class A Common Stock at a redemption price of $206.00 per share, or for cash at redemption price of $200.00 per share (in each case subject to adjustment as provided for in Section 7 hereof) plus, in each case, an amount equal to all dividends on the Convertible Preferred Stock accrued and unpaid thereon, whether or not declared or due, to the date fixed for redemption, such sum being hereinafter referred to as the "Redemption Price" (subject to the right of the holder of record of shares of Convertible Preferred Stock on a Record Date to receive the dividend due on such shares of Convertible Preferred Stock on the corresponding Dividend Payment Date).

         (B) In the event that the Company elects to redeem the Convertible Preferred Stock with shares of Class A Common Stock, the Company shall issue in payment of the Redemption Price for each share of Convertible Preferred Stock to be redeemed such number of shares of Class A Common Stock as equals (x) the then-current Redemption Price of the Convertible Preferred Stock, divided by (y) the market price (the "Market Price") of the Class A Common Stock. The Market Price shall be equal to the lower of (i) the average of the daily closing prices of the Class A Common Stock for the 20 consecutive trading days immediately preceding the first Business Day immediately preceding the date of the applicable redemption notice, and (ii) the closing price of the Class A Common Stock on the trading day immediately preceding the first Business Day immediately preceding the date of the applicable redemption notice.

         The "closing price" for each day shall be the last reported sale price regular way of the Class A Common Stock on the New York Stock Exchange or, if the Class A Common Stock is not listed on The New York Stock Exchange, the average of the closing sale prices on such day of the Class A Common Stock on all domestic exchanges on which the shares of Class A Common Stock may at the time be listed, or if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices of the Class A Common Stock on all such exchanges or, if on such day such shares of Class A Common Stock shall not be so listed, the average of the comparative bid and asked prices quoted for the Class A Common Stock in the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System as of 4:00 P.M., New York City time on such day, or if such shares shall not be quoted in the NASDAQ System, the average of the high and low bid and asked price of the Class A Common Stock on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any other successor organization. If at any time such shares of Class A Common Stock are not listed on any domestic exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the Market Price shall be the fair market value thereof determined by the Board of Directors in good faith. For the purposes of this
Section 5, "trading day" shall mean a day on which the securities exchange specified for purposes of this Section 5 shall be open for business or, if the shares of Class A Common Stock shall not be listed on such exchange for such period, a day with respect to which quotations of the character referred to in the next preceding sentence shall be reported. In lieu of any fractional share of Class A Common Stock which would otherwise be issued upon any redemption of Convertible Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest in an amount in cash (computed to the nearest cent) equal to the Market Price multiplied by the fractional interest to the nearest 1/1,000th of a percent that otherwise would have been deliverable upon such redemption of such Convertible Preferred Stock.

         (C) In case of the redemption of less than all of the then outstanding Convertible Preferred Stock, the shares of Convertible Preferred Stock to be redeemed shall be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. Notwithstanding the foregoing, the Company shall not redeem less than all of the Convertible Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Convertible Preferred Stock then outstanding shall have been paid for the current and all past dividend periods.

         (D) Not more than 60 nor less than 30 days prior to the date specified therein for redemption (the "Redemption Date"), notice by first class mail, postage prepaid, shall be given to each holder of record of the Convertible Preferred Stock to be redeemed, at such holder's address as it shall appear upon the stock transfer books of the Company. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, whether the Convertible Preferred Stock will be redeemed for cash or Class A Common Stock, the place or places of payment, that delivery of cash or shares of Class A Common Stock will be made upon presentation and surrender of the certificate(s) evidencing the shares of Convertible Preferred Stock to be redeemed, that on and after the redemption date, dividends will cease to accrue on such shares, the then effective Conversion Price pursuant to Section 3 and that the right of holders to convert shall terminate at the close of business on the date immediately prior to the redemption date (unless the Company defaults in the payment of the Redemption Price).

         (E) Any funds deposited with a bank or trust company for the purpose of redeeming Convertible Preferred Stock shall be irrevocable except that:

                  (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                  (ii) any balance of monies so deposited by the Company and unclaimed by the holders of the Convertible Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereto, to the Company, and after such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

         (F) Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive delivery of cash or shares of Class A Common Stock as herein provided. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, shares of Class A Common Stock and funds necessary for the redemption shall be available therefor and shall have been irrecoverably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be holders of Convertible Preferred Stock, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive delivery of cash or shares of Class A Common Stock as herein provided without interest or adjustment upon surrender of their certificates representing shares of Convertible Preferred Stock) shall terminate. At the close of business on the redemption date, each holder of Convertible Preferred Stock so redeemed (unless the Company defaults on its obligations to deliver cash or shares of Class A Common Stock) shall be, without any further action, deemed a holder of cash or the number of shares of Class A Common Stock for which such Convertible Preferred Stock is redeemable.

         (G) The shares of Convertible Preferred Stock shall not be subject to the operation of any purchase, retirement, mandatory redemption or sinking fund.

         (H) The holder of any shares of Convertible Preferred Stock redeemed upon any exercise of the Company's redemption right shall not be entitled to receive cash or shares of Class A Common Stock for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Convertible Preferred Stock redeemed and (ii) transfer instrument(s) satisfactory to the Company and sufficient to transfer such shares of Convertible Preferred Stock to the Company free of any adverse interest.

         (I) All shares of Class A Common Stock which may be delivered upon redemption of the Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, and prior to giving any notice of redemption the Company shall take any corporate action necessary therefor.

         (J) In the event that any shares of Convertible Preferred Stock shall be converted into Class A Common Stock prior to any Redemption Date pursuant to
Section 3, then (i) the Company shall not have the right to redeem such shares and (ii) shares of Class A Common Stock and any funds which shall have been deposited for the payment of the Redemption Price for such shares of Convertible Preferred Stock shall be returned to the Company immediately after such conversion (subject to declared dividends payable pursuant to Section 3(B) hereof).

         6.       Voting Rights

         (A) The holders of record of shares of the Convertible Preferred Stock shall have no voting rights, except as required by law and as hereinafter provided in this Section 6. In exercising any such voting rights, each outstanding share of Convertible Preferred Stock will be entitled to one vote, excluding shares of its own capital stock belonging to the Company or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Company, which shares will have no voting rights.

         (B) Whenever dividends on the Convertible Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Convertible Preferred Stock (voting separately as a class with all other affected classes or series of outstanding stock on a parity as to dividends with the Convertible Preferred Stock upon which like voting rights have been conferred and are exercisable, but expressly excluding the Preferred Stock) will have the exclusive right to vote for and elect such two additional directors of the Company at any meeting of stockholders of the Company at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Convertible Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Convertible Preferred Stock have been declared and paid or set aside for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Convertible Preferred Stock and such parity securities to vote for such two additional directors.

         The foregoing right of the holders of the Convertible Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for the purpose of electing directors. If the right to elect directors shall have accrued to the holders of the Convertible Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the Board of Directors shall, within 20 days after the delivery to the Company at its principal office of a written request for a special meeting signed by the holders of at least 25% of the Convertible Preferred Stock then outstanding, call a special meeting of the holders of the Convertible Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

         The holders of the Convertible Preferred Stock and any parity securities referred to above voting as a class shall have the right to remove without cause at any time and replace any directors such holders have elected pursuant to this Section 6, and such directors shall not be removed without cause except by such holders.

         (C) So long as the Convertible Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3 percent of all outstanding Convertible Preferred Stock (unless the vote of a greater percentage is required by applicable law or the Certificate of Incorporation), voting separately as a class, amend, alter or repeal (by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or the By-laws of the Company, as amended, so as to affect materially and adversely the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock. Except as otherwise set forth herein or in the Certificate of Incorporation or as otherwise required by law, (i) the creation, authorization or issuance of any shares or series of preferred stock or (ii) the increase or decrease in the amount of authorized capital stock of any class or series, including any preferred stock, shall not require the consent of the holders of Convertible Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of the Convertible Preferred Stock.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Convertible Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient shares of Class A Common Stock, if needed, shall have been reserved by the Company to effect such redemption.

         7. Adjustments. The Liquidation Preference and the Redemption Price set forth herein shall each be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

          8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Convertible Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation or the

Certificate of Incorporation. The shares of Convertible Preferred Stock shall have no preemptive or subscription rights.

         9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         10. Severability of Provisions. If any of the voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

         11. Reissuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock that (i) have not been issued on or before June 15, 1999 or (ii) have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Convertible Preferred Stock must be in compliance with the terms hereof.

         12. Mutilated or Missing Convertible Preferred Stock Certificates. If any of the Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Convertible Preferred Stock certificate, or in lieu of and substitution for the Convertible Preferred Stock certificate lost, stolen or destroyed, a new Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

         13. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

         "Commission" means the Securities and Exchange Commission.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Transfer Agent" shall be the American Stock Transfer & Trust Company unless and until a successor is selected by the Company, and then such successor.

         IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by James Brown, Vice President of the Company, and attested by Colin Higgin, its Assistant Secretary, this 30th day of April, 1999.

                       ADELPHIA COMMUNICATIONS CORPORATION



                                    By:   /s/ James Brown
                                    Name:   James Brown
                                    Title:  Vice President



ATTEST:


By:   /s/ Colin Higgin
Name:   Colin Higgin
Title:  Assistant Secretary